Managements Response to the Report of Independent Registered Public Accounting FirmRequired by Form N-SAR sub-item 77B

The Board of Directors and
Shareholders of
The Taiwan Fund, Inc.

As stated in the Report of Independent Registered Public Accounting Firm, during the audit of The Taiwan Fund, Inc. (the Fund), its auditors, and administrator became aware of errors in the calculation of the Funds management fee performance adjustments dating back to the period when the Fund first began recording management fee performance adjustments. The incorrect performance adjustments were calculated based on average net assets of the Fund over a period different from that stipulated in the management contract and resulted in a net overpayment to the Funds investment adviser over the period that the incorrect calculations occurred. The system of internal control did not function as designed due to the failure of the administrator, investment advisor, and management, including their predecessors, to perform a critical review of the methodology of the calculations and compare it to that required in the management contract. The errors resulted in a restatement of the prior period financial statements and financial highlights presented in the current year annual report, including the recording of a receivable from the Funds investment advisor in the current year financial statements.

The Funds administrator, investment advisor, and management, will undertake the following corrective actions:

1.) Effective immediately, the administrator will calculate the monthly performance fee adjustments based on the average net assets of the Fund over the period stipulated in the management contract. Should the calculation of management or performance fees change, management will inform the administrator of the changes and the new calculation will be reviewed by the administrator, investment advisor, and management.

2.) Effective immediately, the Funds investment advisor will independently calculate the Funds management and performance fees for comparison with the administrators records. The investment advisor will work with the administrator to resolve any discrepancies and will approve, in writing on a monthly basis, the calculated investment management fee, including performance adjustment, if any, for payment.

3.) The Funds management will review the administrators monthly calculation of performance fees to ensure adherence to the management contract.

Additionally, the Funds Audit Committee has requested that the Funds independent auditors review the effectiveness of these corrective actions as part of their annual and semi-annual procedures.

This report is intended solely for the information and use of the Board of Directors of The Taiwan Fund, Inc. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.




Adelina Louie
Treasurer